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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

StellarOne Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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590 Peter Jefferson Parkway, Suite 250, Charlottesville, Virginia 22911

March 24, 2010

Dear Fellow Shareholders:

You are cordially invited to attend StellarOne Corporation’s 2010 Annual Meeting of Shareholders. The meeting will be held on Tuesday, April 27, 2010, at 10:00 a.m., at the Doubletree Hotel, 990 Hilton Heights Road, Charlottesville, Virginia. The meeting will be followed by a reception that we invite and encourage you to attend.

The accompanying notice and proxy statement describe the matters to be presented at the meeting. Whether or not you will be able to attend the annual meeting, it is important that your shares be represented and your vote recorded, so please vote now.

We appreciate your continuing loyalty and support.

Sincerely,

/s/ Raymond D. Smoot, Jr.
Raymond D. Smoot, Jr. Chairman of the Board of Directors

/s/ O. R. Barham, Jr.
O. R. Barham, Jr. President and Chief Executive Officer

590 Peter Jefferson Parkway, Suite 250, Charlottesville, Virginia 22911

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

Date:	Tuesday, April 27, 2010
Time:	10:00 a.m., ET
Place:	Doubletree Hotel
990 Hilton Heights Road
Charlottesville, Virginia 22901

The 2010 Annual Meeting of Shareholders of StellarOne Corporation (StellarOne) will be held as indicated above for the purpose of considering the following:

(1)	The election of one (1) director nominee to serve as a Class I director with a term expiring at the 2011 annual meeting, one (1) director nominee to serve as a Class II director with a term expiring at the 2012 annual meeting, and five (5) director nominees to serve as Class III directors with terms expiring at the 2013 annual meeting or, in each case, until a successor is duly elected and qualified;

(2)	The amendment of StellarOne’s articles of incorporation to declassify the Board of Directors and phase in annual election of directors beginning at the 2011 annual meeting;

(3)	The approval, in an advisory (non-binding) vote, of the executive compensation disclosed in this proxy statement;

(4)	The ratification of the appointment of Grant Thornton LLP as StellarOne’s independent registered public accounting firm for the year ending December 31, 2010; and

(5)	Such other business as may properly come before the annual meeting.

Enclosed is a proxy card, proxy statement, and the 2009 Annual Report on Form 10-K. Only holders of record of StellarOne’s common stock as of the close of business on March 12, 2010 will be entitled to notice of, and to vote at, the annual meeting or any adjournment thereof.

Please complete the proxy card and mail it in the enclosed envelope. You may also choose to vote your shares by phone or using the Internet, as explained on the proxy card. If you attend the annual meeting, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

/s/ Christine L. Lewis
Christine L. Lewis Secretary

Charlottesville, Virginia

March 24, 2010

WHETHER YOU OWN A FEW SHARES OR MANY, YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES BY COMPLETING AND RETURNING THE ENCLOSED PROXY CARD OR VOTING YOUR SHARES ELECTRONICALLY, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING.

i

STELLARONE CORPORATION

PROXY STATEMENT

General Information

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of StellarOne Corporation to be used at the 2010 Annual Meeting of Shareholders to be held on Tuesday, April 27, 2010, at 10:00 a.m., at the Doubletree Hotel, 990 Hilton Heights Road, Charlottesville, Virginia. The notice of annual meeting, the proxy card, and this proxy statement are being first mailed on or about March 24, 2010, to shareholders of record of StellarOne Corporation common stock as of the close of business on March 12, 2010.

Who Can Vote

You can vote at the annual meeting if you owned shares of StellarOne common stock, par value $1.00 per share, as of the close of business on March 12, 2010 (Record Date). Each share of common stock is entitled to one vote. The number of shares outstanding on the Record Date was approximately 22,805,669. When you give StellarOne your proxy, you authorize StellarOne to vote your shares per your instructions whether or not you attend the annual meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the annual meeting.

Executing Your Right to Vote

By completing and returning the enclosed proxy card in time to be voted at the annual meeting, the shares represented by it will be voted in accordance with the instructions marked on the card. Signed but unmarked proxies will be voted on all business matters as recommended by the Board of Directors. Proxies marked as abstentions and proxies for shares held in the name of a bank, broker or other nominee marked as not voted will be counted only for purposes of determining a quorum at the annual meeting.

The Board of Directors does not know of any other matters that are to come before the annual meeting except for incidental, procedural matters. If any other matters are properly brought before the annual meeting, the persons named in the accompanying proxy card will vote the shares represented by each proxy on such matters as determined by a majority of the Board of Directors.

Costs of Proxy Solicitation

The cost of soliciting proxies will be borne by StellarOne. In addition to the solicitation of proxies by mail, StellarOne also may solicit proxies through its directors, officers, and employees. StellarOne also will request persons, firms, and corporations holding shares in their names or in the name of nominees that are beneficially owned by others to send proxy materials to and obtain proxies from those beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

Phone and Internet Voting

StellarOne is pleased to offer its shareholders the convenience of voting by phone and online via the Internet. Please check your proxy card for instructions. Please be aware that if you vote your shares by phone or over the Internet, you may incur costs or charges from your phone service or Internet access provider for which you are responsible.

Changing Your Vote

Your presence at the annual meeting will not automatically revoke your proxy. However, you may revoke a proxy at any time prior to its exercise by 1) filing a written notice of revocation with Christine L. Lewis, Secretary or 2) delivering to StellarOne a duly executed proxy bearing a later date or 3) attending the annual meeting and casting a ballot in person.

Delivery of Proxy Materials for the Annual Meeting

StellarOne plans to take advantage of the householding rules of the Securities and Exchange Commission (SEC) that permit the delivery of one set of the proxy materials to shareholders who have the same address, to conserve resources and achieve the benefit of reduced printing and mailing costs. Shareholders residing at a shared address will continue to receive separate proxy cards. If you wish to receive a separate set of materials, please write or call as specified below and StellarOne will promptly mail it to you at no charge. If a bank, broker or other nominee holds your shares, please contact your bank, broker or nominee directly.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

This proxy statement and StellarOne’s Annual Report on Form 10-K for the year ended December 31, 2009 may be viewed at: http://www.StellarOne.com under “Investor Relations,” “SEC Filings & Other Documents.”

PROPOSAL I: Election of Directors

In 2009, the Board of Directors implemented a plan to reorganize the boards of StellarOne Corporation and of StellarOne Bank (Subsidiary Bank) and reduce the overall number of directors. Consistent with that plan, two StellarOne directors who did not stand for reelection in 2009 were not replaced, the Subsidiary Bank board of directors was reduced in number from eleven to six directors, and the remaining non-employee directors of StellarOne and the Subsidiary Bank were appointed to serve in dual roles as directors of both entities. (Dr. Raymond D. Smoot, Jr., Chairman of the Board of the Subsidiary Bank at that time and Chairman of the Board of StellarOne effective March 1, 2010, already served in both capacities.)

As a result of the foregoing action, the following four directors of the Subsidiary Bank were added to StellarOne’s Board in 2009: Alan W. Myers, H. C. Stuart Cochran, Joe J. Thompson, and Keith L. Wampler. These director nominees, along with three Class III directors whose terms of office expire in 2010, will be before you for election at the annual meeting. A plurality of all the votes cast at the annual meeting will be sufficient to elect a nominee as a director.

The Board is currently divided into three classes of directors. In general, the term of office of one class of directors expires in each year, and their successors are elected for terms of three years or until their successors are elected and qualified.

Shareholders will have an opportunity at the annual meeting to approve an amendment to StellarOne’s articles of incorporation to permit action to declassify the Board. If the amendment is approved by shareholders, StellarOne will phase in the annual election of directors beginning at the 2011 annual meeting, and all directors will be subject to annual election beginning in 2013. See Proposal II, beginning on page 4, for more information.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF

THE NOMINEES NAMED BELOW AS A DIRECTOR OF STELLARONE.

Information Regarding Nominees and Directors Continuing in Office

The following table sets forth certain information about the seven nominees for election. Each has given consent to be nominated and has agreed to serve if elected. If any person nominated by StellarOne’s Board of Directors (Board) is unable to accept election, an event the Board does not anticipate, the proxies will be voted for the remaining nominees and such other person or persons as the present Board may designate. In the alternative, the Board may reduce the size of a class of directors to the number of remaining nominees, if any, for whom the proxies will be voted.

The following table also sets forth information concerning the directors continuing in office. Each director listed has held his or her current occupation for at least five years.

Nominee for Class I Director – Term to Expire at the 2011 Annual Meeting:

Name of Director	Age	Principal Occupation and Employer	Board Member Since (1)	Current Term Expires

Alan W. Myers	59	Retired. Former Senior Vice President for Omni Services, Inc., a holding company for several subsidiaries, including companies engaged in textile rental, restroom services, first aid supply distribution, and catalog sales of work garments.	1998	2010

Class I Directors – Continuing:

Name of Director	Age	Principal Occupation and Employer	Board Member Since (1)	Current Term Expires

Glen C. Combs	63	Retired. Former Vice President of Acosta Sales, a sales, marketing, and service company for grocery retailers.	1987	2011

Gregory L. Fisher	60	President and Owner of Eddins Ford, Inc., an automobile dealership in Madison, Virginia.	1992	2011

Christopher M. Hallberg	60	President and Owner of Hallberg and O’Malley Financial Group, a financial services advisory firm in Fredericksburg, Virginia.	1988	2011

F. Courtney Hoge	69	Insurance and Financial Planner with New York Life Insurance Company.	1979	2011

Jan S. Hoover	53	President of Arehart Associates, Ltd., an accounting services and financial consulting company in Waynesboro, Virginia.	1995	2011

Raymond D. Smoot, Jr.	63	Chief Operating Officer and Secretary/Treasurer of Virginia Tech Foundation, Inc., Chairman of the StellarOne Corporation Board.	1998	2011

Nominee for Class II Director – Term to Expire at the 2012 Annual Meeting:

Name of Director	Age	Principal Occupation and Employer	Board Member Since (1)	Current Term Expires

H. C. Stuart Cochran	56	A Vice President of and Agent and Producer for Bankers Insurance, LLC.	1994	2010

Class II Directors – Continuing:

Name of Director	Age	Principal Occupation and Employer	Board Member Since (1)	Current Term Expires

Beverley E. Dalton	61	Owner of English Construction Company in Lynchburg, Virginia.	2002	2012

Steven D. Irvin	51	Senior Vice President and Director of Sales for Bankers Insurance LLC.	1999	2012

H. Wayne Parrish	66	Retired. Former Owner of Parrish Appraisal Services and President of Allman’s Bar-BQ, Inc. in Fredericksburg, Virginia, Vice Chairman of the StellarOne Corporation Board.	1988	2012

Charles W. Steger	62	President of Virginia Polytechnic Institute and State University.	2000	2012

Nominees for Class III Directors – Terms to Expire at the 2013 Annual Meeting:

Name of Director (2)	Age	Principal Occupation and Employer	Board Member Since (1)	Current Term Expires

Lee S. Baker	58	Owner and Manager of Staunton Tractor, Inc., specializing in construction equipment sales and rental, in Staunton, Virginia.	1984	2010

O. R. Barham, Jr.	59	President and Chief Executive Officer of StellarOne Corporation.	1996	2010

P. William Moore, Jr.	67	Chairman of Moore Brothers Co., Inc., a real estate investment and management company, located in Staunton, Virginia.	2001	2010

Joe J. Thompson	67	Chairman of Thompson Tire Co., Inc., an automotive services company headquartered in Christiansburg, Virginia.	1998	2010

Keith L. Wampler	52	Managing Partner of PBGH, LLP, Certified Public Accountants.	2004	2010

(1)	The length of service of each Board member includes time as a director of any legacy holding company or bank that ultimately constitutes StellarOne.
(2)	William P. Heath, Jr. retired from the Board effective February 28, 2010. Harold K. Neal and Jon T. Wyatt will retire from the Board effective April 27, 2010.

PROPOSAL II: Amendment of StellarOne Corporation’s Articles of Incorporation to

Declassify the Board of Directors and Phase in Annual Election of Directors

Beginning at the 2011 Annual Meeting

At the annual meeting, shareholders are being asked to approve an amendment of StellarOne’s articles of incorporation to declassify the Board of Directors. If the amendment is approved by shareholders, StellarOne will phase in annual election of directors beginning at the 2011 annual meeting, and all directors will be subject to annual election beginning in 2013.

Currently, directors are divided into three classes serving staggered three-year terms. The declassification of the Board as proposed would be completed without affecting the unexpired terms of previously elected directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO

AMEND THE ARTICLES OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS AND

PHASE IN ANNUAL ELECTION OF DIRECTORS BEGINNING AT THE 2011 ANNUAL MEETING.

The Amendment

Subject to shareholder approval, the Board of Directors voted to amend Section 2 of Article V of StellarOne Corporation’s articles of incorporation to read, in its entirety, as follows:

Section 2. Except as otherwise provided by law or these Articles of Incorporation, directors shall be elected at each annual meeting of shareholders to serve one-year terms and until their successors are elected and qualified; provided, however, that directors serving on the date of the annual meeting of shareholders in 2010, including those elected at such meeting, shall continue to serve the remainder of their elected terms.

Purpose of the Amendment

The Board of Directors has considered the merits of classified and annually elected boards, taking a variety of perspectives into account. The Board believes that the classified system has helped assure continuity and stability of StellarOne’s business strategies and policies, and has fostered a long-term point of view without excessive focus on the short term. Although these are important benefits, the Board acknowledges the growing sentiment in favor of annual director elections and believes that the Board would be equally effective in protecting shareholder interests under an annual system. Therefore, the Board has adopted a resolution, subject to shareholder approval, amending Section 2 of Article V of StellarOne’s articles of incorporation to eliminate classification of the Board and to make conforming changes to StellarOne’s bylaws and governance guidelines.

If adopted by shareholders, the amendment to Section 2 of Article V of StellarOne’s articles of incorporation would have the following effects:

•

Directors assigned to Class I who were previously elected at the 2008 annual meeting or are elected at the 2010 annual meeting would stand for election in 2011 and would be elected for one-year terms thereafter;

•

Directors assigned to Class II who were previously elected at the 2009 annual meeting or are elected at the 2010 annual meeting would stand for election in 2012 and would be elected for one-year terms thereafter;

•	Directors elected to Class III at the 2010 annual meeting would stand for election in 2013 and would be elected for one-year terms thereafter; and

•	Vacancies that occur between annual meetings would continue to be filled by the Board of Directors until the election by shareholders at the subsequent annual meeting for one-year terms thereafter.

To become effective, the proposed amendment to the articles of incorporation must be approved by a majority of all the votes entitled to be cast at the annual meeting. If the proposed amendment is not so approved, the Board will remain classified.

Corporate Governance and Other Matters

Codes of Conduct

The Board of Directors oversees the business affairs and strategic direction of StellarOne Corporation and the Subsidiary Bank. The Board believes that strong corporate governance practices are a critical element of doing business, and remains committed to setting a tone of the highest ethical standards and performance.

To that end, StellarOne has adopted a Code of Conduct applicable to all officers and employees that sets forth the legal and ethical standards that govern the conduct of business performed by StellarOne and the Subsidiary Bank. The Audit and Compliance Committee implements the Code of Conduct and related policies. In addition, the Audit and Compliance Committee has approved a Code of Ethics that, along with the Code of Conduct, applies to the Chief Executive Officer, the Chief Financial Officer, and the Chief Operating Officer. Finally, the Governance and Nominating Committee oversees a Board of Directors Code of Professional Conduct applicable to all directors of StellarOne and the Subsidiary Bank. These governing documents comply with the standards for codes of ethics established pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, related SEC regulations, and the listing standards of the NASDAQ Stock Market.

More information about corporate governance, including the Code of Conduct, the Code of Ethics, the Board of Directors Code of Professional Conduct, and Board Committee charters, may be found on StellarOne’s investor relations website at http://www.StellarOne.com under “Investor Relations,” “Governance Documents.”

Certain Relationships and Related Transactions

All directors and employees who have or whose immediate family members have any direct or indirect financial or other participation in any business that competes with, supplies goods or services to or is a customer of StellarOne or the Subsidiary Bank, are required to disclose such relationship prior to transacting such business. StellarOne directors and employees are expected to make reasoned and impartial decisions in the workplace. As a result, approval of the business is denied if a director’s or employee’s interest in such business could influence decisions relative to StellarOne’s business or have the potential to adversely affect that business or the objective performance of the director’s function or employee’s work.

As of December 31, 2009, borrowings from the Subsidiary Bank by all policy-making officers, directors, their immediate families, and affiliated companies in which they are shareholders amounted to approximately $13 million. This amount represented 3.2% of total equity capital and 0.4% of total assets as of December 31, 2009. These loans were made in the ordinary course of business and on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others, and do not involve greater than normal risks of collectability. StellarOne expects to have similar banking transactions with directors, officers, principal shareholders and their associates in the future.

In 2009, in the normal course of business, StellarOne paid to Bankers Insurance, LLC, premiums for property and casualty, bond, and director and officer insurance coverage. Bankers Insurance, LLC, is a full-service, independent insurance agency headquartered in Richmond, Virginia, that is owned by a consortium of 40 community banks, including StellarOne’s Subsidiary Bank. The Subsidiary Bank holds a 14.2% membership interest in Bankers Insurance. H. C. Stuart Cochran, a director of StellarOne and the Subsidiary Bank, earned commission income generated by the StellarOne account, but paid to him by Bankers Insurance, amounting to $18,853.

Director Independence

The Board of Directors complies with the independence requirements for the Board and Board Committees established by the NASDAQ Stock Market and federal securities and banking laws. The Board of Directors has affirmatively determined that all directors other than Mr. Barham are independent under the listing standards of the NASDAQ Stock Market. Those independent directors are: Lee. S. Baker, H. C. Stuart Cochran, Glen C. Combs, Beverley E. Dalton, Gregory L. Fisher, Christopher M. Hallberg, F. Courtney Hoge, Jan S. Hoover, Steven D. Irvin, P. William Moore, Jr., Alan W. Myers, Harold K. Neal, H. Wayne Parrish, Raymond D. Smoot, Jr., Charles W. Steger, Joe J. Thompson, Keith L. Wampler, and Jon T. Wyatt.

Board Leadership

The positions of Chairman of the Board and President and Chief Executive Officer of StellarOne are held by separate persons due to the distinct and time-consuming natures of these roles. The principal role of the President and Chief Executive Officer is to manage the business of the company in a safe, sound, and profitable manner. The role of the Board, including its Chairman, is to provide independent oversight of the President and Chief Executive Officer, to oversee the business and affairs of the company for the benefit of its shareholders, and to balance the interests of StellarOne’s diverse constituencies including shareholders, customers, employees, and communities.

As provided for in the Agreement and Plan of Reorganization dated as of July 26, 2007, between Virginia Financial Group, Inc., and FNB Corporation, which together comprise StellarOne, William P. Heath, Jr. served as Chairman of the Board for the combined company through his retirement on February 28, 2010. Dr. Raymond D. Smoot, Jr. was appointed by the Board to succeed Mr. Heath as Chairman beginning on March 1, 2010. Dr. Smoot is a non-employee director and independent within the meaning of the applicable listing standards of the NASDAQ Stock Market, as determined by the Board.

Board’s Role in Risk Oversight

The Board oversees risk management to be reasonably certain that StellarOne’s risk management policies, procedures, and practices are consistent with corporate strategy and functioning appropriately.

The Board performs its risk oversight in several ways. The Board establishes standards for risk management by approving policies that address and mitigate StellarOne’s most material risks. These include policies addressing credit risk, interest rate risk, capital risk, and liquidity risk, as well as Bank Secrecy Act/Anti-Money-Laundering compliance. The Board also monitors, reviews, and reacts to risk through various reports presented by management, internal and external auditors, and regulatory examiners.

The Board conducts certain risk oversight activities through its committees with direct oversight over specific functional areas. The risk oversight activities of the Audit and Compliance, Governance and Nominating, and Personnel and Compensation Committees are described in the “Board Committees” section of this proxy statement, below; in the “Compensation Discussion and Analysis” section, beginning on page 14; and in the “Principal Accountant, Fees, and Services” section, beginning on page 26. These committees are all comprised exclusively of independent directors.

The Board is empowered to create additional standing and ad hoc committees to facilitate regular monitoring and deeper analysis of matters that may arise from time to time. The Board also meets regularly in executive session to discuss a variety of topics, including risk, without members of management present.

In the foregoing ways, the full Board is able to monitor StellarOne’s risk profile and risk management activities on an ongoing basis.

Board Committees

The Board of Directors has the following standing committees: Audit and Compliance, Executive, Governance and Nominating, and Personnel and Compensation. The functions, composition, and number of meetings of these committees in 2009 are set forth below.

Audit and Compliance Committee

The Audit and Compliance Committee is appointed by the Board to assist in monitoring the integrity of the financial statements and of financial reporting. The purpose of the committee is to monitor the proper operation of internal and disclosure controls and procedures in accordance with the Sarbanes-Oxley Act of 2002, compliance with legal and regulatory requirements, the performance of the internal audit function, and the independence, qualifications, and performance of the independent registered public accountants. The committee also prepares the annual Personnel and Compensation Committee report required by the SEC’s proxy rules, which accompanies this proxy statement.

The Board has determined that the members of the committee meet all applicable requirements of the NASDAQ Stock Market and federal securities and banking laws for independence and for financial, accounting or related expertise. The Board has also determined that Ms. Hoover, Vice Chair of the Audit and Compliance Committee, is a “financial expert” as defined by the regulations of the SEC.

The Audit and Compliance Committee operates according to a written charter adopted by the Board, which is available on our investor relations website at http://www.StellarOne.com under “Investor Relations,” “Governance Documents.” The committee reviews and reassesses its charter annually and recommends any changes to the Board for approval.

Executive Committee

The Executive Committee is appointed by the Board to handle strategic and operational responsibilities that may be delegated by the Board from time to time.

Governance and Nominating Committee

The Governance and Nominating Committee operates according to a written charter, which was adopted by the Board and is reviewed annually, and in the framework of StellarOne’s governance policies. A copy of the Governance and Nominating Committee charter is available on our website at http://www.StellarOne.com under “Investor Relations,” “Governance Documents.”

The Governance and Nominating Committee evaluates and nominates director candidates for election or reelection by shareholders. The committee identifies director nominees through a combination of referrals, from management, existing Board members and shareholders, and direct solicitations, where warranted. Once a potential candidate has been identified, the committee reviews the individual’s experience and background, and may discuss the proposed nominee with the source of the recommendation. If the committee believes it to be appropriate, committee members may meet with the proposed nominee before making a final determination whether to nominate the individual to stand for election to the Board. The committee may request references and additional information from a candidate prior to reaching a conclusion.

The Governance and Nominating Committee monitors the size and composition of the Board to ensure that the Board has the requisite experience and that its membership is sufficiently diverse. Among the factors that the committee considers when evaluating proposed nominees are independence, financial literacy, business experience, character, judgment, and strategic vision. Other considerations include experience in capital markets and mergers and acquisitions.

In addition to fulfilling the above criteria, each director and director nominee brings a strong and unique background and set of skills to the Board, providing the Board as a whole competence and experience in a wide variety of areas. Set forth below is additional information regarding the specific experience and skills of each director and director nominee that are relevant to their service as a StellarOne director.

Mr. Baker has owned and managed Staunton Tractor, Inc., a construction machinery sales and rental business, for 27 years. He has also served for 26 years as a bank director and, since its inception in 1993, as a director of Countryside Holding Company, Inc. The primary focus of that company is land development, as well as long-term residential and commercial real estate investment. As a result of this experience, Mr. Baker brings leadership and decision-making skills to the Board.

Mr. Barham has been a career banker for over 30 years, beginning in line positions and advancing to managerial responsibilities. This experience has afforded him broad knowledge and a keen understanding of all aspects of banking. Mr. Barham has served as president and chief executive officer of legacy StellarOne companies since 1997. During that time, he facilitated four acquisitions and mergers of financial institutions that ultimately constitute StellarOne.

Mr. Cochran has been an insurance agent since 1976. As a vice president of Bankers Insurance, LLC, one of the largest insurance operations in Virginia, he works closely with a number of Virginia financial institutions and their boards, assisting them with their insurance coverage. This activity adds to his insight, which he readily contributes, concerning industry trends and developments. For nine years, Mr. Cochran chaired the board of a legacy StellarOne bank.

Mr. Combs brings marketing and leadership skills from his career as president of M&M Brokerage, a food brokerage company. He led his company through several mergers and a successful sale process (to Acosta Sales). Mr. Combs serves on the boards of several non-profit organizations in the Roanoke, Virginia market, and as compensation committee chairman for Friendship Manor, the largest nursing home in Virginia. He also serves on the corporate governance and nominating committee for Petroleum Marketers, a large distributor of petroleum products in Virginia.

Ms. Dalton brings board and corporate management experience to StellarOne. She is an owner and a member of the management team of English Construction and its subsidiaries. English Construction is a diversified heavy construction services provider in the Mid-Atlantic region. Ms. Dalton is an elected member of the Town Council in Altavista, Virginia, serving her second four-year term. She also serves on the Board of Visitors of Virginia Polytechnic Institute and State University as well as the boards of The Corporation for Thomas Jefferson’s Poplar Forest and The Virginia Historical Society.

Mr. Fisher has over 38 years of experience as general manager and president of a new car dealership in Madison, Virginia. Under his management, the dealership has in some years exceeded $20 million in annual sales transactions. Mr. Fisher has served on the Virginia Student Aid Foundation Board of the University of Virginia, which is responsible for raising and managing millions of dollars each year. He has also served multiple three-year terms on the Washington Area Ford Dealer Advertising Fund Board, which manages an advertising budget of millions of dollars each month.

Mr. Hallberg was the founder of a legacy StellarOne bank and served on its board, as well as two other predecessor bank holding company boards prior to their merger into StellarOne. In addition to 40 years in the investment and financial planning business, Mr. Hallberg has over 30 years of experience owning and managing commercial real estate valued at over $50 million. This experience has afforded him a thorough knowledge of real estate values, bank financing, and the appraisal process.

Mr. Heath has been a Virginia banker for 45 years. He has held management positions in retail and commercial banking, and has served on the boards of four community banks. Additionally, Mr. Heath has served on three hospital boards and currently serves on the board of visitors of Christopher Newport University, where he was rector for two years. Mr. Heath brought seasoned and skillful leadership to his positions as president and chief executive officer of a legacy StellarOne holding company, and as chairman of StellarOne since its formation. He retired as StellarOne’s chairman on February 28, 2010.

Mr. Hoge has over 40 years of experience in insurance and financial planning for individuals and business owners, and holds the Chartered Life Underwriter and Chartered Financial Consultant industry designations. His financial expertise has been beneficial to his service as a member of StellarOne’s Audit and Compliance Committee and that of its legacy companies. Mr. Hoge has assisted many individuals and businesses in creating a strong financial model. He has served in leadership roles for several non-profit organizations in the Roanoke Valley of Virginia.

Ms. Hoover brings financial expertise and business leadership skills developed through owning and managing a public accounting firm in Waynesboro, Virginia. She has 30 years of experience in providing auditing, accounting, income taxation, and consulting services. In addition to the responsibilities of business development that she shares as co-owner of the accounting firm, Ms. Hoover is responsible for the firm’s system of internal quality control. Ms. Hoover qualifies as an audit committee financial expert under SEC guidelines.

Mr. Irvin is a senior vice president and the director of sales for Bankers Insurance, LLC. Bankers Insurance is owned by a consortium of 40 community banks, affording him the opportunity to interact with numerous community banks throughout Virginia. Mr. Irvin manages a sales force of over 55 agents in 13 offices, and is thereby actively engaged in the sale of insurance through community banks. He has been in the insurance business for 30 years and holds the Chartered Life Underwriter, Chartered Financial Consultant, and Certified Insurance Counselor industry designations.

Mr. Moore has a background of 40 years in construction, commercial property development, and financial management. For 33 years, he was the chief executive officer of Moore Brothers Co. Inc., a bridge and highway construction firm doing business in Virginia and the Central-Atlantic region. Now retired, Mr. Moore serves on the boards of Cadence Inc., a manufacturer of industrial and medical supplies based in Staunton, Virginia, and S. L. Williamson, Inc., an asphalt paving contractor in Charlottesville, Virginia.

Mr. Myers was the senior vice president for a large, privately-held company headquartered in Culpeper, Virginia. Omni Services, Inc. operated several subsidiary companies engaged in textile rental, restroom services, first aid supply distribution, and catalog sales of work garments, with 55 locations in 22 states. Mr. Myers has extensive experience in setting and achieving operating company budgets, identifying and completing mergers, negotiating large procurement contracts, and garment manufacturing and distribution. He has also worked as an independent consultant in strategic planning and business plan development for various non-profit organizations, small businesses, and community banks. Mr. Myers chaired the board of a legacy StellarOne bank.

Mr. Neal worked in the financial services industry since l958. For over 30 years, he served as president and chief executive officer of a legacy StellarOne bank. During that time, he served on the boards of directors of the American Community Bankers Association and, for two terms, the Virginia Bankers Association. He also chaired the board of the Virginia League of Savings Banks. This extensive banking background has afforded Mr. Neal broad experience in operational and regulatory matters.

Mr. Parrish has 43 years of experience in the financial services industry, including senior management positions at two Virginia banks. He was a founding director of a legacy StellarOne bank, and past president and founding director of Rappahannock Economic Development Corporation. Mr. Parrish has retired from successful investment in and management of restaurant, real estate appraisal, and real estate development/leasing operations.

Dr. Smoot brings financial, investment, and real estate development experience as chief operating officer and treasurer of the Virginia Tech Foundation, Inc. He also serves as a director and member of the audit committee of RGC Resources, a publicly traded diversified energy company, and as a member of the executive committee and chairman of the investment committee of Carilion Clinic, a comprehensive health care organization in western Virginia. Dr. Smoot serves on the investment advisory committee of Harbert Venture Partners and the NEWVA investment fund, and is chairman of the Virginia Tech Corporate Research Center. For seven years, Dr. Smoot chaired the board of a legacy StellarOne bank. He continues to chair the Subsidiary Bank board and was appointed to also chair the StellarOne Board, beginning March 1, 2010.

Dr. Steger brings a wealth of experience in strategic planning, executive management, and community and government relations. As the president of Virginia Polytechnic Institute and State University, a state-assisted, public university, Dr. Steger is the chief executive officer of a complex organization with multiple constituencies and an annual budget exceeding $1 billion. He has skillfully guided the university through several rounds of budget cuts in funding from the state while at the same time building the research capacity of the university and increasing annual research expenditures by 300 percent during his tenure as president. He also serves on the board of directors and the executive and finance committees of the Virginia Tech Foundation, Inc., which has more than $1 billion in assets.

Mr. Thompson brings marketing and business leadership skills, derived from founding and managing Thompson Tire Company, Inc. He led this company from one store in 1968 to seven profit centers serving western Virginia. His insight from successfully operating stores across several communities is relevant to gauging and impacting the performance of entities that likewise operate branches in many communities. Mr. Thompson and his wife recently founded a public service coalition whose mission is to create a culture of good dental and oral health in the New River Valley of Virginia.

Mr. Wampler, CPA, CVA, serves as managing partner of a regional public accounting firm. He is responsible for the executive management, strategic planning, and marketing of the firm. He provides financial and tax consulting services to closely-held, middle-market companies. Mr. Wampler also has extensive experience in business valuation and litigation support activities. Recently, he was instrumental in the formation of a consulting firm specializing in forensic accounting and financial fraud investigations.

Mr. Wyatt has longstanding experience in small business, having personally begun two businesses that still operate successfully. He also serves as president of KLW Corporation, a company engaged in real estate lending and rentals as well as a beef cattle operation in the state of New Mexico. He is active in the business community of the New River Valley region of Virginia, serving as secretary-treasurer of the Industrial Development Authority for Pulaski County. Mr. Wyatt chaired the board of a legacy StellarOne holding company.

Shareholder Nominees

While there are no formal procedures for shareholders to submit director recommendations, the Governance and Nominating Committee will consider candidates recommended by shareholders in writing. Such written submissions should include the name, address, and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director. All such shareholder recommendations should be submitted to the attention of the Governance and Nominating Committee of the Board of Directors, StellarOne Corporation, 590 Peter Jefferson Parkway, Suite 250, Charlottesville, Virginia 22911 and must be received by November 24, 2010 in order to be considered by the Governance and Nominating Committee for the next annual election of directors. Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the Governance and Nominating Committee based on the qualifications described above. The committee is under no obligation to formally respond to recommendations although, as a matter of practice, every effort is made to do so. The Governance and Nominating Committee received no shareholder nominations of directors for the 2010 Annual Meeting of Shareholders.

In addition, in accordance with the StellarOne Corporation’s bylaws, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as director(s) at an annual meeting if the shareholder gives written notice of his or her intent to make such nomination either by personal delivery or mail to the Secretary of StellarOne Corporation no less than 120 days prior to the first anniversary of the initial notice given to shareholders of record for the previous annual meeting. If the annual meeting is changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, such notice shall be required to be given not less than 90 days nor more than 120 days prior to the date set for such meeting of shareholders.

Each notice of a shareholder’s intention to make a nomination must set forth (a) the name and address of the shareholder who intends to make the nomination, and the name and address of the person to be nominated; (b) a representation that the shareholder is the owner of StellarOne Corporation stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee for director and any other person(s) pursuant to the nomination; (d) such other information regarding the nominee proposed by the shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (e) the written consent of each nominee to serve as a director if so elected. These requirements are more fully described in Article III, Section 16 of StellarOne Corporation’s bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Secretary. The presiding officer at the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing requirements.

Personnel and Compensation Committee

The Personnel and Compensation Committee operates according to a written charter that was adopted by the Board and is reviewed annually. A copy of the Personnel and Compensation Committee charter is available on our website at http://www.StellarOne.com under “Investor Relations,” “Governance Documents.”

The committee is comprised of members who satisfy the independence requirements of the NASDAQ Stock Market applicable to compensation committees. The committee (1) reviews compensation plans, policies, and programs for StellarOne and the Subsidiary Bank, (2) evaluates and makes recommendations to the Board regarding compensation of the Chief Executive Officer and other executive officers, and (3) evaluates and makes recommendations regarding the compensation of StellarOne and Subsidiary Bank directors, including their compensation for services on board committees. The committee also assists in preparing the annual Personnel and Compensation Committee report required by the SEC’s proxy rules, which accompanies this proxy statement.

Personnel and Compensation Committee Interlocks and Insider Participation

No member of the Board’s Personnel and Compensation Committee serves or has served as an officer or employee of StellarOne or the Subsidiary Bank. No member of the Board’s Personnel and Compensation Committee has participated in StellarOne’s employee benefit plans or was at any time within one year prior to his appointment eligible to participate in such plans.

2009 Board Committees

Name of Director (1) (2)	Audit and Compliance	Executive	Governance and Nominating	Personnel and Compensation
Lee S. Baker			X

O. R. Barham, Jr.		X

Glen C. Combs				X

Beverley E. Dalton			X*	X

Gregory L. Fisher	X*

Christopher M. Hallberg		X		X

William P. Heath, Jr.		X

F. Courtney Hoge	X

Jan S. Hoover	X		X

Steven D. Irvin				X

P. William Moore, Jr.	X

Harold K. Neal			X

H. Wayne Parrish				X*

Charles W. Steger		X

Jon T. Wyatt		X*

Number of Meetings - Fiscal 2009	4	2	5	9

X = Committee member; * = Committee chair

(1)

Alan W. Myers and Joe J. Thompson serve as members of the Subsidiary Bank Trust Committee, which is chaired by H. C. Stuart Cochran. These directors and Keith L. Wampler do not currently serve on any StellarOne Corporation Board Committee.

(2)

Raymond D. Smoot, Jr. serves as Chairman of the Board of the Subsidiary Bank. As such, he also serves as an ex officio member of Subsidiary Bank Board Committees. He does not currently serve on any StellarOne Corporation Board Committee.

Executive Sessions

The Board expects to hold executive sessions of independent directors at each Board meeting but, in any event, holds them at Board meetings at least two times per year. At least one executive session is held for the purpose of evaluating the President and Chief Executive Officer. Any independent director can request that an executive session be scheduled.

Director Attendance at Meetings

It is the belief of the Board that directors should attend all scheduled Board and committee meetings (in person or by means of an electronic conference arrangement), as well as the annual meetings of shareholders. It is Board policy that directors must attend at least 75% of scheduled Board and committee meetings to be candidates for re-nomination, although the Governance and Nominating Committee may make exceptions to this requirement for extenuating circumstances. In 2009, the Board held 15 meetings. The numbers of committee meetings in 2009 are reflected in the table above. Each director attended at least 75% of the meetings of the Board and the meetings of the committees on which he or she served in 2009.

Director Compensation

At the onset of 2009, the annual cash retainer to be paid to non-employee directors of StellarOne Corporation was $18,000. However, the annual cash retainer to be paid to Dr. Smoot was $30,000 because of his dual service as a director of StellarOne Corporation and Chairman of the Subsidiary Bank Board of Directors.

In March 2009, due to economic constraints then present, the Board voted to reduce by one-third the annual cash retainer to be paid to StellarOne Corporation and Subsidiary Bank non-employee directors, effective in April 2009. As a result and from that point forward, the annual cash retainer paid to non-employee directors of StellarOne Corporation was reduced to $12,000, and the annual cash retainer paid to Dr. Smoot was reduced to $20,000. In February 2010, the Board voted to reinstate the amount of annual cash retainer to the same levels that existed prior to the reduction, effective immediately.

Non-employee directors receive an annual restricted stock award in the amount of $12,000 and are eligible to receive stock options under StellarOne’s Stock Incentive Plan. No stock options were awarded to non-employee directors in 2009.

Board committee chairs receive $1,000 for in-person attendance at committee meetings and $600 for attendance by means of an electronic conference arrangement. The committee member attendance fee is $500 for in-person attendance and $300 for attendance by means of an electronic conference arrangement.

StellarOne has a nonqualified Directors Deferred Compensation Plan. This plan allows for the deferral of pre-tax income associated with the payment of cash director fees. Directors may elect to defer all or a portion of their annual director fees under this plan. If so elected, monthly board fees are contributed directly to a trust with various investment options, and are held until such time as the director is entitled to receive a distribution.

The following table provides compensation information for the year ended December 31, 2009 for each non-employee director.

Director Compensation for 2009

Name (1)	Fees Earned or Paid in Cash (2) ($)	Stock Awards (3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
Lee S. Baker	14,300	12,660	—	271	27,231

H. C. Stuart Cochran (6)	10,778	10,546	—	219	21,543

Glen C. Combs	16,300	12,660	—	271	29,231

Beverley E. Dalton	19,800	12,660	—	271	32,731

Gregory L. Fisher	16,500	12,660	—	271	29,433

Christopher M. Hallberg	16,900	12,660	—	271	29,831

F. Courtney Hoge	13,400	12,660	—	271	26,331

Jan S. Hoover	15,800	12,660	—	271	28,733

Steven D. Irvin	16,300	12,660	—	271	29,231

Martin F. Lightsey (7)	5,500	—	—	121	5,621

P. William Moore, Jr.	14,000	12,660	—	271	26,931

Alan W. Myers (6)	9,678	10,546	—	219	20,443

Harold K. Neal	13,800	12,660	—	271	26,731

H. Wayne Parrish	12,600	12,660	7,788	271	33,319

Raymond D. Smoot, Jr.	22,233	12,660	—	271	35,167

Charles W. Steger	13,300	12,660	—	271	26,234

Joe J. Thompson (6)	9,678	10,546	—	219	20,443

Keith L. Wampler (6)	—	10,546	8,278	219	19,043

Thomas F. Williams, Jr. (7)	5,141	—	—	121	5,262

Jon T. Wyatt	14,100	12,660	—	271	27,031

(1)	Compensation for the outgoing Chairman of the Board and for the Chief Executive Officer is included in the Summary Compensation Table on page 22.
(2)	The amounts recorded reflect a 33% reduction, beginning in April 2009, in the annual cash retainer formerly paid to directors of StellarOne and the Subsidiary Bank.

(3)

The directors of StellarOne and of the Subsidiary Bank were awarded shares of restricted stock that vest in May 2010. The value reported reflects the aggregate grant date fair value of these shares calculated in accordance with FASB ASC Topic 718.

(4)	Changes in values under the nonqualified Directors Deferred Compensation Plan previously described.
(5)	All other compensation consists of cash dividends paid prior to vesting on shares of restricted stock awarded.
(6)	Includes compensation for service as a director of the Subsidiary Bank and of StellarOne.
(7)	Includes compensation for service as a StellarOne director through April 2009, prior to departure from the Board.

Communication with the Board

Individuals may communicate with the Board of Directors by submitting an email to the Director of Internal Audit, who reports directly to the Audit and Compliance Committee of the Board, at THarrison@StellarOne.com. The Director of Internal Audit, at his/her discretion, will forward communications to the Board (or director thereof), a specific committee or to management. A log of communications is maintained by the Director of Internal Audit, and the log is reviewed by the Audit and Compliance Committee of the Board as needed.

Stock Ownership of Directors and Executive Officers

The following table sets forth certain information as of March 12, 2010 about the shares of common stock beneficially owned by each director and director nominee, by all directors and executive officers of StellarOne as a group, and by the following executive officers of StellarOne Corporation and the Subsidiary Bank: William P. Heath, Jr., O. R. Barham, Jr., Litz H. Van Dyke, Jeffrey W. Farrar, and Gregory W. Feldmann (Named Executive Officers). To the company’s knowledge, no shareholder of StellarOne Corporation owns more than 5% of StellarOne’s outstanding common stock.

The Board approved a Stock Ownership Policy, effective January 1, 2010, which requires all current directors, including the President and Chief Executive Officer, to acquire (within three years of the policy effective date) and retain a minimum of 5,000 shares of StellarOne common stock. The policy requires all other Named Executive Officers to acquire and retain a minimum of 2,500 shares of StellarOne common stock. A copy of the Stock Ownership Policy is available on our website at http://www.StellarOne.com under “Investor Relations,” “Governance Documents.”

	Number of Shares Owned (excluding options and restricted stock) (1) (2)		Shares of Restricted Stock	Number of Shares That May Be Acquired Within 60 Days by Exercising Options (3)	Total	Percentage of Common Stock Outstanding (*less than 1%)
Lee S. Baker	32,488	(4)	1,000	0	33,488	*
O. R. Barham, Jr.	5,600		17,361	99,805	122,766	*
H. C. Stuart Cochran	88,363	(5)	833	0	89,196	*
Glen C. Combs	33,733	(6)	1,000	3,285	38,018	*
Beverley E. Dalton	3,748		1,000	7,089	11,837	*
Jeffrey W. Farrar	8,706		6,356	35,757	50,819	*
Gregory W. Feldmann	4,607	(7)	6,976	6,228	17,811	*
Gregory L. Fisher	5,593		1,000	0	6,593	*
Christopher M. Hallberg	18,246	(8)	1,000	0	19,246	*
William P. Heath, Jr.	9,661	(9)	0	11,887	21,548	*
F. Courtney Hoge	34,416		1,000	3,804	39,220	*
Jan S. Hoover	2,239		1,000	0	3,239	*
Steven D. Irvin	17,986	(10)	1,000	12,969	31,995	*
P. William Moore, Jr.	16,138	(11)(12)	1,000	0	17,138	*
Alan W. Myers	15,571		833	0	16,404	*
Harold K. Neal	121,102	(13)	1,000	3,285	125,387	*
H. Wayne Parrish	24,973		1,000	0	25,973	*
Raymond D. Smoot, Jr.	12,955		1,000	11,178	25,133	*
Charles W. Steger	4,853		1,000	12,969	18,822	*
Joe J. Thompson	22,748	(14)	833	16,218	39,799	*
Litz H. Van Dyke	17,535		6,976	31,220	55,731	*
Keith L. Wampler	3,094		833	0	3,927	*
Jon T. Wyatt	52,127	(15)	1,000	12,969	66,096	*

All directors and executive officers as a group (23 persons)	556,482		55,001	268,663	880,186	3.81%

(1)

Under SEC rules, an individual is considered to “beneficially own” any share of common stock for which he or she, directly or indirectly through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power (which includes the power to vote or to direct the voting of such security) and/or investment power (which includes the power to dispose of or to direct the disposition of such security).

(2)	Only whole shares are included in the table. Fractional shares that may arise from dividend reinvestment plan participation are not shown.
(3)	Includes stock options exercisable on the record date and within 60 days thereafter.
(4)	Includes 25,788 shares registered in the name of Staunton Tractor, Inc., which is owned by Mr. Baker.
(5)	Includes 16,500 shares registered in Mr. Cochran’s spouse’s name, as to which Mr. Cochran disclaims beneficial ownership.
(6)	Includes 10,039 shares held by Mr. Combs’ spouse in an individual retirement account (IRA).
(7)

Includes 269 shares allocated to Mr. Feldmann pursuant to the Employee Stock Ownership Plan (ESOP). Participants in the ESOP have shared voting power and no investment power (other than in accordance with the diversification rules of the ESOP) over the shares held in the ESOP.

(8)	Includes 620 shares registered in Mr. Hallberg’s spouse’s name.
(9)	Includes 444 shares registered in Mr. Heath’s spouse’s name, as to which Mr. Heath disclaims beneficial ownership, and 821 shares allocated to Mr. Heath pursuant to the ESOP.
(10)	Includes 1,157 shares held by Mr. Irvin’s spouse in an IRA and 416 shares held for the benefit of Mr. Irvin’s son in accordance with the Virginia Uniform Transfer to Minors Act.
(11)

Includes 1,200 shares registered in Mr. Moore’s spouse’s name, as to which shares Mr. Moore disclaims beneficial ownership, and 5,250 shares registered in the name of Moore Brothers Company Incorporated, of which Mr. Moore is President.

(12)

Mr. Moore is a trustee of P. W. Moore Trust U/A, which owns 2% of the voting common stock and 100% of the nonvoting common stock of Mocomp, Inc. (Mocomp), which, in turn, owns 61,035 shares of StellarOne’s common stock. Mr. Moore also is one of five directors of Mocomp. Mr. Moore refrains from voting as a Mocomp director on any matter relating to StellarOne. Mr. Moore disclaims beneficial ownership of the shares of StellarOne common stock held directly by Mocomp and indirectly by P. W. Moore Trust U/A, and none of those shares are reflected in this table.

(13)	Includes 4,060 shares held by Mr. Neal’s spouse in an IRA.
(14)	Includes 3,015 shares held by Mr. Thompson’s spouse in an IRA.
(15)	Includes 18,837 shares registered in Mr. Wyatt’s spouse’s name.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, directors and executive officers are required to file reports with the SEC indicating their holdings of and transactions in StellarOne’s equity securities. Based solely on a review of the copies of such reports and written representations that no other reports were required, the company believes that its directors and executive officers complied with all filing requirements under Section 16(a) during its fiscal year ended December 31, 2009, with the following exceptions:

On August 20, 2009, Christopher M. Hallberg filed a Form 4 reporting his spouse’s inheritance of shares on June 12, 2008 and his sale of shares on August 10, 2009, which should have been reported, in the first case, on Form 5 by February 15, 2009 and, in the second case, on Form 4 by August 12, 2009.

On January 20, 2010, Alan W. Myers filed an amendment to a Form 3 filed on August 25, 2009 to report shares held jointly with his parents that were inadvertently omitted from the initial filing.

Securities Trading Policy

StellarOne’s policy against insider trading (Policy Statement) applies to all employees as it relates to the use of material inside information to trade in StellarOne stock. The Policy Statement covers all persons required to file Section 16 reports with respect to their transactions in StellarOne stock, as well as all senior officers and Subsidiary Bank directors (Covered Persons). Covered Persons are also responsible for ensuring that their spouses and other family members residing in their households also adhere to the requirements of the Policy Statement.

Under the terms of the Policy Statement, Covered Persons who are aware of any material non-public information regarding StellarOne or any other company shall not trade directly or indirectly in those securities or disclose information to other persons likely to trade in those securities. Covered Persons must also refrain from recommending the purchase or sale of StellarOne securities while in possession of material non-public information, and from knowingly assisting anyone who is engaged in any of the activities prohibited by the Policy Statement.

Compensation Discussion and Analysis

Executive Summary

The Personnel and Compensation Committee (the Committee) provides the Named Executive Officers with a competitive compensation opportunity that supports our pay for performance culture and motivates the executives to achieve StellarOne’s business strategies and maximize shareholder value.

While StellarOne’s 2009 performance showed improvement on many measures compared to 2008, the company realized a net loss. The Committee took this into consideration in its deliberations and determined the following:

•	No base salary increases were to be awarded to the Named Executive Officers in 2009 and 2010;

•	Restricted stock awards were to be granted at the minimum levels specified by the Named Executive Officers’ employment contracts;

•	Stock ownership requirements were to be established for the Named Executive Officers; and

•	None of the Named Executive Officers were eligible to receive an annual incentive.

In recognition of the annual cash retainer reduction taken by the non-employee directors, both the Chairman and the Chief Executive Officer requested a decrease in their annual base salaries of 5% each. The reduction in base salaries was approved by the Committee on April 28, 2009.

As StellarOne returns to profitability and the company repays funds from the Capital Purchase Program (as described below) the Committee may resume certain compensation practices such as base salary increases and the reinstatement of Named Executive Officers in a short-term incentive program. The Committee will consider these and other compensation actions in terms of their alignment with the company’s compensation philosophy, shareholder interests, and the competitive market.

Overview

The Compensation Discussion and Analysis section describes StellarOne’s philosophy, objectives, processes, and reasons for decisions regarding executive compensation in 2009 and going forward into 2010. For the purpose of this discussion, the information provided is for the Named Executive Officers: StellarOne’s Chairman of the Board, President and Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer, and the President and Chief Executive Officer of the Subsidiary Bank (Subsidiary Bank President and CEO). For more information regarding executive compensation, please see the section entitled “Executive Compensation” beginning on page 22 of this proxy statement.

American Recovery and Reinvestment Act of 2009 (ARRA)

On December 19, 2008, StellarOne entered into a letter agreement with the U.S. Department of the Treasury (Treasury) pursuant to which it issued 30,000 shares of its Series A preferred stock in connection with the Capital Purchase Program (CPP) under Treasury’s Troubled Asset Relief Program (TARP). In accordance with the terms of the letter agreement, StellarOne and the Named Executive Officers amended certain employment agreements and benefit plans and arrangements to the extent necessary to be in compliance with the executive compensation and corporate governance requirements of Section 111(b) of the Emergency Economic Stabilization Act of 2008 (EESA) as implemented by any guidance or regulation under Section 111(b) of EESA that was issued and in effect as of the closing date of the transaction. Section 7001 of ARRA amends section 111 of EESA to provide that TARP participants are subject to the “standards established by the Secretary” and directs the Secretary to “require each TARP recipient to meet appropriate standards for executive compensation and corporate governance.”

Under the regulations issued pursuant to EESA found in Title 31 Code of Federal Regulations Part 30, Sections 30.4 and 30.7, the Personnel and Compensation Committee reviewed the compensation plans described below with respect to the following senior executive officers: our Chairman, President and Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and Subsidiary Bank President and CEO. These plans essentially consist of the payment of salary with a long-term incentive compensation feature. There is no bonus or other compensation arrangement for a short-term performance factor which, in the review taken by the Committee, would encourage the senior executive officers to take unnecessary and excessive risks to threaten the value of StellarOne. In the estimation of the Committee, and as further described in detail below, the long-term incentive awards are tied to long-term growth and there is no component to the plans which would encourage the executives to take an unnecessary risk.

Commensurately, in conjunction with a review with StellarOne’s Senior Risk Officer, Director of Internal Audit, and Chief Credit Risk Officer, the Committee reviewed employee compensation plans generally. Most employees of StellarOne are compensated by the payment of salary, and historically certain employees would be awarded a performance bonus if, in the estimation of their managers, their performance merited such an award. No such awards were paid for this year. Employees in the mortgage division of StellarOne are paid a salary and receive an incentive compensation feature based on production. All mortgage-related compensation plans were amended March 1, 2010 to provide for a “clawback” feature that requires the payment back to StellarOne of any incentive compensation where there is a required buyback of the mortgage or the manifestation of any risk-related issues in the generation of the mortgage. Further, there is no element in any senior executive officer plan or any employee plan that would encourage the executives or employees to manipulate reported earnings in order to enhance compensation.

General Philosophy

StellarOne’s philosophy on compensation is to pay for performance that supports the company’s business strategies. StellarOne balances the need to recruit and retain executives who can meet and exceed business goals with the need to motivate and reward short-term and long-term performance that is in the best interest of the shareholders. This is accomplished by short-term at-risk cash incentive pay tied to annual financial performance measures, and long-term equity pay programs that are aligned with overall company strategy and long-term stock appreciation. StellarOne also targets base salary and benefit programs at competitive market compensation levels that enable the company to attract and retain executive management. Targets for salary, bonus, and equity are reviewed and set as appropriate for each Named Executive Officer. Components of the total compensation program may be modified while the company is subject to regulations under EESA. Therefore, the short-term cash incentive component is currently suspended to reflect the bonus restriction under ARRA.

Compensation Decision Process

The process by which the Personnel and Compensation Committee makes specific decisions relating to executive compensation includes consideration of the above philosophy, the performance of the company compared to peers and industry standards, success in attaining annual and long-term goals and objectives, management of compensation expense, executive officer potential, and individual performance, experience, and contributions.

StellarOne and the Committee also consider federal laws such as ARRA referenced above, and the accounting and tax (individual and corporate) consequences of the compensation plans prior to making any changes to the plans. In 2009, the Committee considered the impact of FASB ASC Topic 718 on its use of equity-based awards.

Roles of the Personnel and Compensation Committee and Management

The Personnel and Compensation Committee approved the compensation of all executive officers, including the Named Executive Officers, for 2009. The Committee reviews the performance and compensation of the Chief Executive Officer and requests the Chief Executive Officer review and report to the Committee on the performance and compensation of the other Named Executive Officers.

Because StellarOne currently is a CPP participant, EESA, as amended by ARRA, requires the Committee to oversee a process that ensures that incentive plans do not encourage “unnecessary and excessive risk-taking.” This process includes designating a Senior Risk Officer (SRO) to review the company’s compensation plans, and a meeting with the SRO at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of risk posed to StellarOne for such plans. With respect to equity compensation awarded to those other than the Named Executive Officers, the Personnel and Compensation Committee grants restricted stock and stock options after considering the recommendations made by the Chief Executive Officer. For employment and change-in-control agreements, the Committee has authorized the Chief Executive Officer to execute such agreements within the defined parameters that the Committee approved based on the individual position with StellarOne.

With respect to incentive plans for those employees other than the Named Executive Officers, the Committee has delegated the development of those plans to the Chief Executive Officer; however the Committee reviews information regarding the plans. For StellarOne’s qualified retirement plans available to employees, the Committee reviews recommendations from management in collaboration with outside advisors. The Committee recommends actions to the Board on changes in these qualified plans. These plans include the 401(k) defined contribution plan, the defined benefit pension plan, and the employee stock ownership plan.

The Chief Executive Officer is responsible for the development of StellarOne’s strategic plan and annual business plan, which are reviewed and approved in final form by the Board of Directors. The Chief Executive Officer conducts a self-assessment, which is reviewed annually by the Committee and the Board. Additionally, the Board of Directors assesses the performance and compensation of the Chairman. Compensation actions related to these two executives are decided through recommendations from the Committee and approved by the Board of Directors. Neither executive plays any role in the deliberation of matters impacting his own compensation. The Chief Executive Officer provides performance assessments of the Chief Operating Officer, Chief Financial Officer, and the Subsidiary Bank President and CEO to the Committee, and makes compensation recommendations for the Committee’s consideration.

The Committee, with the assistance of the Chief Human Capital Officer and an external compensation consultant, develops proposals related to potential changes in executive compensation programs for review and approval by the Board of Directors. The Committee generally reviews the proposals with management for input. The Chief Executive Officer and the Chief Human Capital Officer also present general employee information related to compensation and benefits programs and succession planning to the Committee. Generally, compensation plans that do not include the Named Executive Officers as participants are not presented for approval, and are only presented for informational purposes. The Chief Executive Officer, the Chief Human Capital Officer, and the external compensation consultant provide the Committee with data on StellarOne’s operations necessary to evaluate and implement compensation proposals and programs.

Role of the Compensation Consultant

On at least an annual basis, and as otherwise needed, the Committee retains an independent executive compensation consultant to advise the Committee on matters relating to compensation benchmarking, staying current with regulatory and legal issues related to executive compensation, and designing appropriate compensation programs. The Committee has direct access to the consultant and control over its engagement.

The firm of Pearl Meyer & Partners (PM&P) was engaged in 2008 to conduct a review of competitive compensation for the Named Executive Officers and for the Board of Directors. PM&P continued to advise the Committee in 2009 on the competitiveness of the current Named Executive Officers’ compensation program packages and its obligations both under TARP and under the Named Executive Officers’ contracts. PM&P is engaged by the Committee and does not provide other services to StellarOne.

Role of the Senior Risk Officer

The Senior Risk Officer is designated by the Personnel and Compensation Committee, after input from management. The SRO’s primary responsibility is to evaluate all employee compensation plans, programs, policies, and agreements for components that may cause unnecessary and excessive risk-taking. The SRO meets with the Committee semiannually to discuss his findings. The Corporate Legal Officer is the SRO for 2010.

In evaluating compensation plans and arrangements for components that may cause excessive risk-taking, the SRO first receives information on the above from the external compensation consultant and the Chief Human Capital Officer. The SRO then reviews the information and collaborates with the Chief Credit Risk Officer and the Director of Internal Audit to answer questions related to performance measures with significant focus or weight in the total compensation program or policies that encourage or fail to mitigate excessive risk-taking. Once the findings are complete, they are summarized and discussed with the Committee.

Compensation Structure and Elements

StellarOne’s executive compensation program normally consists of four main elements of compensation: base salary, short-term incentive compensation, long-term incentive compensation, and executive benefits and perquisites.

The Committee believes that a certain level of discretion is appropriate in determining the amount of compensation to be paid, the mix of compensation components (including the allocation between cash and non-cash compensation and short- and long-term equity compensation), and the relationship between compensation levels provided to the Chief Executive Officer and other Named Executive Officers. In making pay determinations, the Committee considers the level and mix of compensation paid to the Named Executive Officers relative to the median of the peer group and survey data, and takes into account the executive’s experience, responsibilities, and performance.

The table below shows the elements of compensation paid to each Named Executive Officer in 2009, as a percentage of total direct compensation (the total of base salary and short-term and long-term incentives). Historically, the Named Executive Officers would have a portion of their compensation tied to annual goals; however, this element of compensation was suspended due to bonus restrictions under ARRA.

	Base Salary	Short-Term Incentive Target	Long-Term Incentive Target
Chairman of the Board	100%	N/A	N/A
Chief Executive Officer	76%	N/A	24%
Chief Operating Officer, Chief Financial Officer, and Subsidiary Bank President/CEO	83%	N/A	17%

In June 2008, the Personnel and Compensation Committee engaged executive compensation consultant PM&P to perform a comparative peer analysis of executive officer and board compensation. This analysis covered, in detail, information on the positions of Chairman of the Board, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and the Subsidiary President and CEO. The report included recommendations to the Committee regarding the executive compensation planning process and a comparative peer analysis for each Named Executive Officer’s base salary and short-term and long-term incentive compensation.

The table below displays how the companies in the peer analysis structured their compensation elements as components of total compensation. Although the Named Executive Officers’ base salaries were higher and long-term incentive compensation opportunities were lower as a percentage of total direct compensation when compared to the peer group, the Committee determined that the company’s allocations were consistent with StellarOne’s compensation philosophy and the fact that the executives are currently subject to bonus restrictions under ARRA.

	Typical Base Salary	Typical Short- Term Cash Target	Typical Long- Term Equity Target
Employee Chairman	N/A	N/A	N/A
Chief Executive Officer	58%	11%	31%
Chief Operating Officer	60%	13%	27%
Chief Financial Officer	69%	10%	21%
Subsidiary President/ CEO	56%	21%	23%

Two primary data sources were used in the analysis: a Custom Proxy Peer Group – data compiled from 23 publicly traded banks of similar asset size (between $2.3 billion and $5 billion) and region (contiguous states to StellarOne or Mid-Atlantic and Southeast); and Industry Survey Sources – data collected from two survey sources, Watson Wyatt Financial Institutions Benchmark Survey and the America’s Community Bankers Compensation and Benefit Survey, using the appropriate scope of asset size and region. The peer organizations generally recruit individuals to fill senior management positions who are similar in skills and background to those StellarOne recruits. In addition, the custom peer group had similar revenue, employee, and branch numbers. The 22 peers were: Harleysville National Corporation, Pinnacle Financial Partners, Inc., Renasant Corporation, S&T Corporation, Inc., Sun Corporation, Inc., First Financial Corporation, Sandy Spring Corporation, Republic Corporation, Inc., Bank of the Ozarks, Inc., Green Bankshares, Inc., Community Trust Corporation, Inc., Simmons First National Corporation, Capital City Bank Group, Inc., SCBT Financial Corporation, TowneBank, Home Bancshares, Inc., Lakeland Corporation, Inc., City Holding Company, Virginia Commerce Corporation, Inc., Seacoast Banking Corporation of Florida, First Corporation, and Union Bankshares Corporation (now Union First Market Bankshares Corporation).

The following summaries explain the role of each compensation element, how decisions were made on each element, and the determinations of the Committee on the 2009 and 2010 total compensation of the Named Executive Officers.

Base Salary

StellarOne strives to provide executive management with base salaries that are reasonably competitive with respect to the position, as identified in compensation surveys conducted by external consultants. Because the company values pay for performance, base salary levels beyond the minimums may be approved subject to documented levels of performance that clearly justify salaries that exceed the market. Actual salaries should reflect performance, contribution, and experience in the role.

The 2008 PM&P peer group study showed that the base salaries of all the Named Executive Officers were competitive with the market. The market or median base salary for a chief executive officer was $403,000. In considering the Chief Executive Officer’s base salary for 2009, the Committee concluded that the 2008 salary of $390,000 remained appropriate and there would be no need for increase. Similarly, in considering the Chairman’s base salary for 2009, the Committee concluded that the 2008 salary of $325,000 remained appropriate for 2009.

On April 28, 2009, both the Chairman and the Chief Executive Officer requested a decrease in their annual base salaries of 5% each, which was approved by the Committee. This decrease was in alignment with the temporary reduction taken in the annual cash retainer by the non-employee Directors in 2009. As a result, the Chairman took an annualized reduction of $16,250 to $308,750, and the Chief Executive Officer took an annualized reduction of $19,500 to a new base salary of $370,500.

The Committee determined, in light of StellarOne’s net loss and because salaries were comparable to the median of the PM&P study, that no salary increases were warranted in 2009 for the Chief Operating Officer, Chief Financial Officer, and Subsidiary Bank President and CEO. The 2008 PM&P study showed market base salaries of $230,000, $209,000, and $228,000, respectively. Therefore, the 2009 base salaries for these executives remained at $225,000, $205,000, and $225,000, respectively. The Committee again reviewed the base salaries in October 2009 with input from PM&P. It was determined that, based on the market trends and company earnings performance, the base salaries of all Named Executive Officers would remain the same for 2010.

Short-Term Incentive Compensation

During 2008, each of the Named Executive Officers participated in a short-term incentive plan that was based on certain indicators relative to a peer group. The plan was designed to pay a cash award as a percentage of base salary, based on StellarOne’s aggregate performance with respect to the indicators as compared to the peer group. The plan was described in StellarOne’s proxy statement relating to the 2009 annual meeting of shareholders, and payment of the short-term incentive compensation earned in 2008 was made to the Named Executive Officers in March 2009. The compensation is identified in the Summary Compensation Table on page 22 under “Non-Equity Incentive Plan Compensation.”

After the payments were made, the Committee reviewed the Interim Final Rule (defined below) issued from Treasury in June 2009 and determined that payment of the 2008 short-term incentive awards was appropriate. The Committee did not recommend a short-term incentive component of the compensation program for 2009 or 2010 because of the executive compensation restrictions of ARRA.

Long-Term Incentive Compensation

After the June 2009 release by Treasury of the Interim Final Rule implementing the executive compensation and corporate governance standards of EESA, as amended by ARRA (Interim Final Rule), the Committee evaluated the rule and discussed the appropriate type and amount of long-term incentive award for the Named Executive Officers for 2009. The discussion included the compensation values stated in the officers’ employment agreements and the Treasury rule specifying a limit of no more than one-third of the value of the total annual compensation for the executives. Under the Interim Final Rule, restricted stock (or units) must be used for long-term incentive compensation, which may vest based upon time or performance. At the time in July and August that the awards to the Named Executive Officers were being considered by the Committee, limited information regarding market practices related to ARRA restrictions was available. PM&P advised the Committee, using their experience and knowledge related to compensation matters under ARRA, that one emerging practice among TARP participants may be to grant modest restricted stock grants with time-based vesting in order to provide a retention device and to recognize that the awards are tied to the repayment of funds under the CPP. While the Committee considered performance-based vesting, it was decided that retention of the Named Executive Officers was a key objective and that determining measures and targets in the current economic and regulatory climate may prove difficult. PM&P expressed that this was a concern for financial institutions. Based on the retention objective, the elimination of the executives’ short-term incentive compensation for 2009, and the consultant’s input, the Committee decided to award restricted shares for the minimum value outlined in the Named Executive Officers’ employment agreements.

On August 25, 2009, therefore, the Committee recommended and the Board approved the granting of restricted stock (Award Shares) to the Named Executive Officers, with the exclusion of the Chairman. The Award Shares were granted on September 8, 2009 using StellarOne’s common stock closing price of $13.85 per share. The number of Award Shares was based on the targeted equity component of the compensation program, which was 30% of base salary for the Chief Executive Officer. In 2009, the base salary amount was $376,650 for actual base earnings, including the salary reduction. The targeted equity component was 20% of base salary for the Chief Financial Officer, Chief Operating Officer, and Subsidiary Bank President and CEO. Therefore, the total number of Award Shares granted to Mr. Barham was 8,159, to Messrs. Van Dyke and Feldmann was 3,250, and to Mr. Farrar was 2,961.

The vesting schedule for the Award Shares allows for 40% to become vested on the second anniversary of the grant date, and the remaining shares to vest in 20% increments on each of the three subsequent grant date anniversaries. The Award Shares will not become freely transferable until the first day after the TARP Period ends. At that time, 25% of the Award Shares may become freely transferable at the time of StellarOne’s repayment of 25% of the TARP financial assistance, an additional 25% of the Award Shares may become freely transferable (for an aggregate total of 50% of the Award Shares) at the time of repayment of 50% of the TARP financial assistance, an additional 25% of the Award Shares may become freely transferable (for an aggregate total of 75% of the Award Shares) at the time of repayment of 75% of the TARP financial assistance, and the remainder of the award may become freely transferable at the time of repayment of 100% of the TARP financial assistance.

For 2010, the Committee reviewed the Named Executive Officers’ employment agreements and the continued objective of retention and long-term incentives. Because StellarOne is still a TARP participant, the main consideration of the Committee was again the requirements under TARP to limit long-term incentives to restricted stock. Therefore, on February 23, 2010, the Committee recommended and the Board approved the granting of restricted stock (Award Shares) to the Named Executive Officers, with the exclusion of the Chairman. The restricted stock followed the same vesting schedule as the 2009 Award Shares.

The 2010 Award Shares were granted on February 23, 2010 using StellarOne’s common stock closing price of $12.08 per share. The Chief Executive Officer received shares valued at 30% of his base salary, or $111,150 in the award value, which equated to 9,202 shares. The Chief Operating Officer and the Subsidiary Bank President and CEO both received shares valued at 20% of their base salary, or $45,000 in the award value, which equated to 3,726 shares. Finally, the Chief Financial Officer also received shares valued at 20% of his base salary, or $41,000 in the award value, which equated to 3,395 shares.

Perquisites and Other Benefits

StellarOne annually reviews the perquisites received by the Named Executive Officers. The primary perquisites for the Named Executive Officers are the payment of the initiation fee dues for one or more golf or social clubs (depending on geography and market responsibilities), and the personal use of a company car or a monthly car allowance. StellarOne encourages the executives to belong to a golf or social club to provide an appropriate informal forum in which to conduct business with customers and prospects and to provide additional networking opportunities that may result in business opportunities for StellarOne. A company car or allowance is provided because the executives must travel frequently for business within the territory of the company.

The Named Executive Officers may participate in StellarOne’s nonqualified Executive Deferred Compensation Plan, which is for a select group of highly compensated and management employees. Under the terms of this plan, participants may elect to defer receipt, until termination of employment, a specified future date or retirement, of up to 50% of their base salary and up to 100% of their annual incentive compensation. Although the company does not make matching contributions to the plan, it may elect to make contributions approved by the Personnel and Compensation Committee and/or Board of Directors. In 2009, the Committee approved a contribution amount equal to 15% of base salary to the deferred compensation account for the Chief Executive Officer, pursuant to the terms of his employment agreement.

The Named Executive Officers participate in StellarOne’s other benefit plans on the same terms as other employees. These plans include medical and dental insurance, life insurance, relocation benefits, and discounts on StellarOne Bank products.

Employment Agreements and Change-in-Control Arrangements with Named Executive Officers

American Recovery and Reinvestment Act of 2009 Affect on Agreements

In connection with the closing on the TARP funds, each Named Executive Officer signed a waiver of acknowledgement that the TARP Treasury regulation in effect at such time may require modification of the compensation, bonus, incentive, and other benefits plans, policies, and agreements that StellarOne has that affect the executive’s compensation (Benefit Plans). These restrictions significantly modify the provisions of the agreements StellarOne has with the Named Executive Officers that relate to severance payments in the event of an officer’s termination of employment.

In addition, each of the Named Executive Officers entered into a letter agreement with StellarOne amending the Benefit Plans with respect to such officer as may be necessary, during the period that Treasury owns any debt or equity securities of StellarOne acquired through the CPP, to comply with Section 111(b) of EESA. The following summary of the contents of the agreements is based on the agreements prior to modification according to the executive compensation restrictions resulting from StellarOne’s participation in the TARP.

Employment Agreements

Each of the Named Executive Officers has an employment agreement with StellarOne, with the exception of the Chairman, whose employment agreement terminated February 28, 2010. The Committee and the Board of Directors believe that each agreement assures fair treatment of each executive in relation to his career with StellarOne by offering assurance of some financial security. Each agreement also protects the shareholders by encouraging the executive to continue to apply attention to his duties without distraction in a potential merger or takeover circumstance and by helping to maintain the executive’s objectivity in considering any proposals to acquire the company.

These employment agreements have an initial term of three years for the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and Subsidiary Bank President and CEO, and are automatically renewed for an additional one year upon each anniversary unless written notice not to renew has been given by the executive or StellarOne. The Chairman of the Board had an initial term of two years, without a renewal provision. The agreements provide minimum base salaries, subject to annual review, and the right to participate in incentive compensation and benefit plans.

If StellarOne terminates the employment of an executive without cause or an executive terminates his employment for good reason (each term as defined in the employment agreements) without a change in control, StellarOne (or its successor) would be obligated to pay the executive a lump-sum cash payment equaling his annual base salary for 18 months from the date of termination and to continue the executive’s and his family’s health care coverage benefits for 18 months from the date of termination. If, prior to February 28, 2010, StellarOne had terminated the employment of the Chairman without cause or he terminated his employment for good reason, the company would have been obligated to pay him a lump-sum cash payment equaling his annual base salary for a period of the shorter of 18 months or the balance of his employment term from the date of termination and to continue his and his family’s health care coverage benefits for 18 months from the date of termination. The employment agreements also provide that, upon such termination, all of the executive’s then unvested stock options and other stock awards will become fully vested and immediately exercisable. In addition, the employment agreements provide that the executives will be subject, in certain circumstances, to non-competition restrictions for a period of 18 months following the termination of employment (or, if shorter, the balance of the term set forth in the employment agreement for the Chairman) without a change in control.

In the event of a voluntary resignation, the executive officer will receive only the compensation, vested rights, and employee benefits up to the date of termination. In the event of retirement, the executive officer will receive no additional compensation under the agreement.

Change-in-Control Benefit Triggers

The employment agreements also provide for three years continued employment in the event of a change in control (as defined in the employment agreements) of StellarOne (the period for the Chairman was the balance of his employment term), and for automatic vesting of all of the executive’s then unvested stock options and other stock awards upon a change in control. If, following a change in control, StellarOne (or its successor) terminates the employment of the executive without cause or the executive terminates his employment for good reason, the company would be obligated to continue the executive’s and his family’s health care coverage benefits for an additional 36 months and to pay the executive a lump-sum cash payment equaling 2.99 times his annual base salary at the time of termination and average annual bonus for the two most recently completed years (for the Chairman, the payment multiple was the lesser of 2.0 or the balance of his employment term, expressed in years and/or fractional part of a year, as applicable). Such payments and benefits are limited, however, to the maximum amount, if any, which can be paid without any of the payments or benefits being excess parachute payments under Code Section 280(g). In addition, the health care benefit is subject to elimination if the executive obtains comparable or greater health care benefits through subsequent employment. The executive will also be subject to non-competition restrictions for a period of 18 months following the termination of his employment (or, if shorter, the balance of the term set forth in his employment agreement for the Chairman) unless StellarOne terminates his employment without cause or he terminates his employment for good reason in a change-in-control context.

Personnel and Compensation Committee Report

The Personnel and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Personnel and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

The Personnel and Compensation Committee certifies that (i) it has reviewed with the Senior Risk Officer the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of StellarOne; (ii) it has reviewed with the Senior Risk Officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to StellarOne; and (iii) it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of StellarOne to enhance the compensation of any employee.

The undersigned members of the Personnel and Compensation Committee have submitted this Report to the Board of Directors.

H. Wayne Parrish, Chair Glen C. Combs Beverley E. Dalton Christopher M. Hallberg Steven D. Irvin

Executive Compensation

Summary of Compensation Table

The following table summarizes compensation earned by or awarded to the Named Executive Officers in 2009.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)

William P. Heath, Jr. Chairman of the Board	2009	313,855	—	—	—	—	—	21,932	335,787
	2008	261,518	—	—	—	29,575	—	13,226	304,320

O. R. Barham, Jr. President and Chief Executive Officer	2009	376,626	—	113,002	—	—	42,184	83,007	614,819
	2008	381,138	—	—	91,870	35,490	19,400	76,011	603,909
	2007	342,000	—	—	98,499	51,471	22,998	61,269	576,237

Jeffrey W. Farrar Executive Vice President and Chief Financial Officer	2009	205,000	—	41,010	—	—	(29,588)	27,343	243,764
	2008	201,308	—	—	32,195	14,924	28,768	16,191	293,386
	2007	185,000	—	—	35,520	22,274	15,930	34,380	293,104

Litz H. Van Dyke Executive Vice President and Chief Operating Officer	2009	225,000	—	45,103	—	—	—	36,416	306,429
	2008	222,777	—	—	35,335	16,380	—	30,578	305,070
	2007	212,959	—	—	40,892	25,641	—	37,157	316,649

Gregory W. Feldmann President and Chief Executive Officer, Subsidiary Bank	2009	225,000	—	45,013	—	—	—	19,651	289,664
	2008	185,559	—	—	35,335	16,380	—	10,020	247,295

(1)

The amounts shown represent actual base salary earned in the respective years including any amounts that may have been deferred into the 401(k) plan or nonqualified Executive Deferred Compensation Plan. During 2009, the salaries of Messrs. Farrar, Van Dyke, and Feldmann, $205,000, $225,000, and $225,000, respectively, remained the same as those implemented upon the February 28, 2008 merger of Virginia Financial Group, Inc., and FNB Corporation. The salaries implemented upon merger for Messrs. Heath and Barham, $325,000 and $390,000 respectively, were reduced effective April 27, 2009. Mr. Heath’s salary was reduced to $308,750 and Mr. Barham’s salary was reduced to $370,500.

(2)

Consistent with changes in the SEC’s reporting requirements, amounts shown represent the aggregate grant date fair value of each award calculated in accordance with FASB ASC Topic 718. The assumptions used in the calculations are included in Note 1 to StellarOne’s audited financial statements for the year ended December 31, 2009, as included in the Form 10-K filed with the SEC on March 12, 2010.

(3)	The amounts shows represent the grant date fair value of grants made during and prior to 2009, calculated in accordance with FASB ASC Topic 718.
(4)

The Named Executive Officers participate in the executive incentive plans described in the Compensation Discussion and Analysis section beginning on page 14. No awards were paid under the incentive plans for 2009 performance.

(5)

Messrs. Barham and Farrar participate in the defined benefit pension plan which is described in the Compensation Discussion and Analysis section. Because this plan was closed to new participants after December 31, 2002, Messrs. Heath, Van Dyke, and Feldmann, who were first employed by the company after that date, do not participate in this plan. Benefit accruals were frozen following the 2008 plan year, which ended on December 31, 2008. Because benefit accruals are frozen, any 2009 increase included in this column resulted from an increase in the projected benefit obligation and not an increase in accrued benefits under the plan.

(6)

The amounts shown include company contributions to the 401(k) plans which are available to the Named Executive Officers on the same basis as the general employee population. The amount shown for Mr. Barham includes a $55,575 company contribution to the nonqualified Executive Deferred Compensation Plan. This contribution, which represents 15% of Mr. Barham’s annual base salary on December 31, 2009, was made in accordance with his employment agreement, and is in lieu of his participation in any other supplemental retirement plans. Other items included in the amounts shown, no single item of which exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits that each officer received, are the value of the personal use of company vehicles, auto allowance, country club dues, dividends on unvested restricted stock, and the value of life insurance coverage not generally available to other employees.

Grants of Plan-Based Awards

The following table sets forth information with respect to restricted stock awards granted to the Named Executive Officers for the year ended December 31, 2009. Please refer to the Summary of Compensation Table for a discussion of the grant date fair value of the stock awards and associated compensation expense. No awards of stock options were granted to the Named Executive Officers for 2009.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold	Target	Maximum
William P. Heath, Jr.	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
O. R. Barham, Jr.	9/8/2009	N/A	N/A	N/A	8,159	N/A	N/A	113,002
Jeffrey W. Farrar	9/8/2009	N/A	N/A	N/A	2,961	N/A	N/A	41,010
Litz H. Van Dyke	9/8/2009	N/A	N/A	N/A	3,250	N/A	N/A	45,013
Gregory W. Feldmann	9/8/2009	N/A	N/A	N/A	3,250	N/A	N/A	45,013

Outstanding Equity Awards at Fiscal Year End

The following table includes certain information with respect to all previously awarded unexercised options held by the Named Executive Officers at December 31, 2009. The Named Executive Officers held no unvested restricted stock awards as of that date.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William P. Heath, Jr.	11,887			16.05	6/26/2013
O. R. Barham, Jr.	10,650			21.87	12/1/2012	8,159	81,264
	8,166			19.72	4/14/2013
	6,858			23.83	1/21/2014
	12,675			30.00	10/11/2015
	23,571			28.09	3/1/2016
	21,691			31.65	1/16/2017
	8,097	32,387		19.29	10/1/2018
Jeffrey W. Farrar	5,000			9.73	3/14/2010	2,961	29,492
	3,750			21.87	12/1/2012
	2,835			19.72	4/14/2013
	2,567			23.83	1/21/2014
	4,583			30.00	10/11/2015
	8,525			28.09	3/1/2016
	7,822			31.65	1/16/2017
	2,838	11,349		19.29	10/1/2018
Litz H. Van Dyke	3,633			21.92	10/7/2014	3,250	32,370
	2,556			23.17	7/14/2015
	9,798			28.09	3/1/2016
	9,005			31.65	1/16/2017
	3,115	12,456		19.29	10/1/2018
Gregory W. Feldmann	3,115	12,456		19.29	10/1/2018	3,250	32,370

(1)	Unexercisable options expiring in 2018 continue to vest in equal amounts on April 1, 2010, 2011, 2012, and 2013.

Option Exercises and Stock Vested

The following table provides information regarding the value realized by the Named Executive Officers with respect to options exercised and restricted stock that vested during 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William P. Heath, Jr.	—	—	—	—
O. R. Barham, Jr.	15,775	98,266	—	—
Jeffrey W. Farrar	3,484	20,974	—	—
Litz H. Van Dyke	—	—	—	—
Gregory W. Feldmann	—	—	—	—

Pension Benefits

The following table shows the present value of accumulated benefit under the Virginia Financial Group, Inc. Employee Retirement Plan payable to the two Named Executive Officers who participate, including the number of years of service credited to each under the plan.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
O. R. Barham, Jr.	Virginia Financial Group, Inc. Employee Retirement Plan	16	274,502	—
Jeffrey W. Farrar	Virginia Financial Group, Inc. Employee Retirement Plan	13	129,512	—

Nonqualified Deferred Compensation

The following table summarizes the contributions and earnings for the Named Executive Officers under the nonqualified Executive Deferred Compensation Plan described in more detail in the Compensation Discussion and Analysis section beginning on page 14.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY (1) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
William P. Heath, Jr.	—	—	—	—	—
O. R. Barham, Jr. (2)	—	55,575	30,590	—	785,783
Jeffrey W. Farrar (3)	—	—	(35,058)	—	56,496
Litz H. Van Dyke	—	—	—	—	—
Gregory W. Feldmann	—	—	—	—	—

(1)	See footnote number 5 to the Summary of Compensation Table with respect to current fiscal year contribution.
(2)

Fiscal 2009 year-end aggregate balance reflects the fair market value of Mr. Barham’s deferred compensation accounts as of December 31, 2009. Mr. Barham’s previously disclosed 2008 ending deferred compensation balance of $703,245 included $3,624 accrued income as of December 31, 2008. Actual fair market value of deferred compensation on December 31, 2008 was $699,621. Accrued income totaling $3,402 at year-end 2009 has been excluded from the “Aggregate Balance at Last FYE” disclosure for 2009.

(3)

Fiscal 2009 year-end aggregate balance reflects the fair market value of Mr. Farrar’s deferred compensation accounts as of December 31, 2009. Mr. Farrar’s previously disclosed 2008 ending deferred compensation balance of $92,255 included $700 accrued income as of December 31, 2008. Actual fair market value of deferred compensation on December 31, 2008 was $91,555.

Potential Payments Upon Termination

The following table summarizes the payments to which the Named Executive Officers are entitled upon a termination of employment in different, specified circumstances under their employment agreements, the Stock Incentive Plan, and the nonqualified Employee Deferred Compensation Plan. Benefits payable under the tax-qualified Retirement Plan and 401(k) plans are not included. Calculations below assume termination on December 31, 2009.

Please refer to the Compensation Discussion and Analysis section beginning on page 14 for a discussion of the potential impact of StellarOne’s participation in TARP and requirements of the ARRA on Named Executive Officer compensation, benefits, and employment agreements, which is not reflected in the calculations below.

	Termination With No Change in Control				Termination Upon Change in Control
Benefit	Death ($)	Incapacity ($)	Termination Without Cause or Resignation for Good Reason ($)	Termination for Cause or Resignation Without Good Reason ($)	Death ($)	Incapacity ($)	Termination Without Cause or Resignation for Good Reason (1) ($)	Termination by Employer for Cause ($)	Employee Resignation Without Good Reason ($)

William P. Heath, Jr. Chairman of the Board
Base Salary	77,188	25,729	51,458	—	77,188	77,188	51,458	—	—
Annual Incentive	—	—	—	—	—	—	29,575	—	—
Early Vesting of Stock Options	—	—	—	—	—	—	—	—	—
Early Vesting of Restricted Stock	—	—	32,370	—	—	—	32,370	—	—
Welfare Benefit Continuation	—	—	7,920	—	12,060	15,840	15,840	—	—
Nonqualified Deferred Compensation	—	—	—	—	—	—	—	—	—
Total Value	77,188	25,729	91,748	—	89,248	93,028	129,243	—	—

O. R. Barham, Jr. President and CEO
Base Salary	92,625	30,875	555,750	—	92,625	92,625	1,107,795	—	—
Annual Incentive	—	—	—	—	—	—	53,730	—	—
Early Vesting of Stock Options	—	—	—	—	—	—	—	—	—
Early Vesting of Restricted Stock	—	—	81,264	—	—	—	81,264	—	—
Welfare Benefit Continuation	—	—	10,278	—	20,556	20,556	20,556	—	—
Nonqualified Deferred Compensation	785,783	—	785,783	—	785,783	785,783	785,783	785,783	785,783
Total Value	878,408	30,875	1,433,075	—	898,964	898,964	2,049,128	785,783	703,245

Jeffrey W. Farrar Executive Vice President and CFO
Base Salary	51,250	17,083	307,500	—	51,250	51,250	612,950	—	—
Annual Incentive	—	—	—	—	—	—	22,311	—	—
Early Vesting of Stock Options	—	—	—	—	—	—	—	—	—
Early Vesting of Restricted Stock	—	—	29,492	—	—	—	29,492	—	—
Welfare Benefit Continuation	—	—	9,612	—	19,224	19,224	19,224	—	—
Nonqualified Deferred Compensation	56,496	—	56,496	—	56,496	—	56,496	56,496	56,496
Total Value	107,746	17,083	403,100	—	126,970	70,474	740,473	56,496	56,496

Litz H. Van Dyke Executive Vice President and COO
Base Salary	56,250	18,750	337,500	—	56,250	56,250	672,750	—	—
Annual Incentive	—	—	—	—	—	—	24,488	—	—
Early Vesting of Stock Options	—	—	—	—	—	—	—	—	—
Early Vesting of Restricted Stock	—	—	32,370	—	—	—	32,370	—	—
Welfare Benefit Continuation	—	—	9,576	—	19,152	19,152	19,152	—	—
Nonqualified Deferred Compensation	—	—	—	—	—	—	—	—	—
Total Value	56,250	18,750	379,446	—	75,402	75,402	748,760	—	—

Gregory W. Feldmann Subsidiary Bank President and CEO
Base Salary	56,250	18,750	337,500	—	56,250	56,250	672,750	—	—
Annual Incentive	—	—	—	—	—	—	—	—	—
Early Vesting of Stock Options	—	—	—	—	—	—	—	—	—
Early Vesting of Restricted Stock	—	—	32,370	—	—	—	32,370	—	—
Welfare Benefit Continuation	—	—	9,576	—	19,152	19,152	19,152	—	—
Nonqualified Deferred Compensation	—	—	—	—	—	—	—	—	—
Total Value	56,250	18,750	379,446	—	75,402	75,402	748,760	—	—

(1)

Pursuant to the provisions of the StellarOne Corporation Stock Incentive Plan and the individual award agreements, all outstanding unvested restricted stock awards vest immediately upon a change in control of the company whether or not termination of employment occurs.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2009 with respect to certain compensation plans under which StellarOne equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in column (a)
Equity compensation plans approved by shareholders (1)	575,046	$18.93	553,165
Equity compensation plans not approved by shareholders	—	—	—
Total	575,046	$18.93	553,165

(1)	Includes options outstanding under the StellarOne Corporation Stock Incentive Plans.

PROPOSAL III: Advisory (Non-Binding) Vote to Approve Executive Compensation

The American Recovery and Reinvestment Act of 2009 includes a provision requiring Capital Purchase Program participants like StellarOne, during the period in which any obligation arising from assistance provided under the CPP remains outstanding, to permit a separate and non-binding shareholder vote to approve executive compensation as disclosed pursuant to the compensation disclosure rules of the SEC. Such a proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse StellarOne’s executive pay program. Accordingly, shareholders of StellarOne are being asked to approve the following resolution:

RESOLVED, that the shareholders of StellarOne Corporation approve the executive officer compensation described in the Compensation Discussion and Analysis and the tabular disclosure regarding the compensation of Named Executive Officers (together with the accompanying narrative disclosure) in this proxy statement.

As provided in the ARRA, this is an advisory vote only. Approval of the proposed resolution requires the affirmative vote of a majority of the shares present at the annual meeting and entitled to vote.

The Board of Directors believes that StellarOne’s compensation policies and procedures are strongly aligned with the long-term interests of its shareholders. Because your vote is advisory, it will not be binding upon the Board. However, the Personnel and Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

APPROVAL OF EXECUTIVE COMPENSATION IN THIS PROXY STATEMENT.

Principal Accountant, Fees, and Services

Audit and Non-Audit Fees

The following table presents fees billed, and expected to be billed, for professional services rendered by Grant Thornton LLP (Grant Thornton), independent registered public accountants to StellarOne Corporation and its subsidiaries for the years ended December 31, 2009 and 2008. All such audit and non-audit services were pre-approved by the Audit and Compliance Committee, which concluded that the provision of such services by Grant Thornton was compatible with the maintenance of the firm’s independence in the conduct of its auditing functions.

	2009	2008
Audit Fees (1)	$366,212	$408,003
Audit-Related Fees (2)	3,950	22,341
Tax Services (3)	30,895	27,000
All Other Fees (4)	—	25,450

(1)

Audit fees consist of fees for professional services rendered for the audit of StellarOne’s consolidated financial statements and review of financial statements included in StellarOne’s quarterly reports on Form 10-Q and services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)

Audit-related fees related to the performance of audits and attest services not required by statute or regulations, audits of StellarOne’s benefit plans, due diligence related to mergers, acquisitions, and investments, additional revenue and license compliance procedures related to performance of the review or audit of the financial statements, and accounting consultations regarding the application of generally accepted accounting principles to proposed transactions.

(3)	Tax services fees consist of the fees billed for professional services rendered by Grant Thornton for tax compliance, tax advice, and tax planning.
(4)	All other fees consist of fees billed for services rendered by Grant Thornton for general consulting services and obtaining updated opinion consents for SEC filings.

Audit and Compliance Committee Pre-Approval Policy

The Audit and Compliance Committee is responsible for the appointment, compensation and oversight of the work performed by StellarOne’s independent registered public accountants. The Audit and Compliance Committee or a designated member of the committee must pre-approve all audit (including audit-related) and non-audit services performed by the independent registered public accountants in order to ensure that the provision of such services does not impair the independent registered public accountant’s independence. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit and Compliance Committee at its next scheduled meeting. The Audit and Compliance Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accountants to management.

Audit and Compliance Committee Report

The Audit and Compliance Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of StellarOne’s financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of the internal audit function and independent auditors, and risk assessment and risk management. The committee manages StellarOne’s relationship with its independent registered public accountants (who report directly to the Audit and Compliance Committee). The committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the committee deems necessary to carry out its duties and receive appropriate funding, as determined by the committee, from StellarOne for such advice and assistance. All members of the Audit and Compliance Committee satisfy the independence and financial literacy requirements for audit committee membership of the NASDAQ Stock Market. In addition, at least one member of the Audit and Compliance Committee has past employment experience in finance or accounting or comparable experience which results in the individual’s financial sophistication.

StellarOne’s management has primary responsibility for the financial reporting process and for preparing the financial statements. Grant Thornton LLP, StellarOne’s independent registered public accounting firm, is responsible for expressing an opinion on the conformity of StellarOne’s audited financial statements with accounting principles generally accepted in the United States.

In fulfilling its oversight responsibilities for 2009, the Audit and Compliance Committee hereby reports as follows:

1.	The committee has reviewed and discussed the audited financial statements with StellarOne’s management.

2.	The committee has discussed with the independent registered public accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380), as modified or supplemented.

3.	The committee has received the written disclosures and the letter from the independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee”) and has discussed with the independent registered public accountants the independent registered public accountants’ independence.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit and Compliance Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in StellarOne Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

The undersigned members of the Audit and Compliance Committee have submitted this Report to the Board of Directors.

Gregory L. Fisher, Chair Jan S. Hoover, Vice Chair F. Courtney Hoge P. William Moore, Jr.

PROPOSAL IV: Ratification of the Appointment of Grant Thornton LLP as the

Independent Registered Public Accountants for the Year 2010

The Audit and Compliance Committee has engaged Grant Thornton as independent registered public accountants for the year ending December 31, 2010. The Board is submitting the engagement of Grant Thornton to the vote of shareholders for ratification.

In order to be ratified, the appointment of Grant Thornton must be approved by a majority of shares present in person or represented by proxy and entitled to vote at the annual meeting. Therefore, abstentions effectively count as votes against this proposal. In the event the appointment of Grant Thornton is not ratified, it is anticipated that no change will be made for 2010 because of the difficulty and expense of making a mid-year change. However, the shareholder vote will be considered by the Audit and Compliance Committee in connection with the appointment of the independent registered public accounting firm for 2011.

Representatives of Grant Thornton are expected to be present at the annual meeting and will be available to answer appropriate questions and to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF

GRANT THORNTON LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010.

Other Matters

Management knows of no other business to be brought before the Annual Meeting. Should any other business be properly presented for action at the meeting, the shares represented by the enclosed proxy will be voted by the persons named therein in accordance with their best judgment and in the best interests of StellarOne.

Annual Reports to Shareholders

A copy of the Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC but excluding exhibits, is provided with this proxy statement. Shareholders may obtain a copy of the exhibits to the Annual Report on Form 10-K by writing Investor Relations at StellarOne Corporation, 590 Peter Jefferson Parkway, Suite 250, Charlottesville, Virginia 22911.

Shareholders may also access a copy of the Form 10-K including exhibits on the SEC’s website at http://www.sec.gov or on StellarOne’s website at http://www.StellarOne.com under “Investor Relations,” “SEC Filings & Other Documents.”

The 2011 Annual Meeting of Shareholders

If any shareholder intends to propose a matter for consideration at StellarOne’s 2011 annual meeting (other than a director nomination), notice of the proposal must be received in writing by the Secretary by November 24, 2010. If any shareholder intends to present a proposal to be considered for inclusion in StellarOne’s proxy materials in connection with the 2011 Annual Meeting, the proposal must be in proper form and must be received by the Secretary of StellarOne Corporation at 590 Peter Jefferson Parkway, Suite 250, Charlottesville, Virginia 22911 on or before November 24, 2010. In addition, the proxy solicited by the Board of Directors for the 2011 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if StellarOne has not received notice of such proposal by November 24, 2010, in writing delivered to StellarOne’s Secretary.

STELLARONE CORPORATION Annual Meeting of Shareholders April 27, 2010 10:00 a.m. Local Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Beverley E. Dalton and Steven D. Irvin, jointly and severally, as proxies, with full power to act alone and with full power of substitution, to represent the undersigned and to vote all shares of the Corporation standing in the name of the undersigned as of the close of business on March 12, 2010 at the annual meeting of shareholders to be held at 10:00 a.m. on Tuesday, April 27, 2010 at the Doubletree Hotel, 990 Hilton Heights Road, Charlottesville, Virginia, or any adjournments thereof, on each of the specified proposals.

This proxy when properly executed will be voted as directed or, if no direction is made, will be voted FOR the election of all director nominees, FOR the amendment of the articles of incorporation to declassify the Board of Directors and phase in annual election of directors, FOR approval of executive compensation as reported in the proxy statement, FOR the ratification of the appointment of the independent registered public accountants for the year ending December 31, 2010, and, in the discretion of the proxy agents, on any other matter that properly comes before the meeting.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED

POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA

THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

À	FOLD AND DETACH HERE	À

STELLARONE CORPORATION — ANNUAL MEETING, APRIL 27, 2010

YOUR VOTE IS IMPORTANT!

Proxy materials are available online at:

http://www.StellarOne.com (Investor Relations/SEC Filings & Other Documents)

You can vote in one of three ways:

1.	Call toll free 1-866-358-4697 on a touch-tone phone. There is NO CHARGE to you for this call.

or

2.	Via the Internet at https://www.proxyvotenow.com/stel and follow the instructions.

or

3.	Mark, sign, and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

5144

z					{
		PLEASE MARK VOTES	REVOCABLE PROXY	Annual Meeting of Shareholders
	X	AS IN THIS EXAMPLE	STELLARONE CORPORATION	APRIL 27, 2010

		For	Withhold All	For All Except			For	Against	Abstain
1.	Election of one (1) Class I director to serve until the 2011 annual meeting of shareholders, one (1) Class II director to serve until the 2012 annual meeting of shareholders, and five (5) Class III directors to serve until the 2013 annual meeting of shareholders or, in each case, until a successor is duly elected and qualified, as instructed below.	☐	☐	☐	2.	Approval of the amendment to the articles of incorporation to declassify the Board of Directors and phase in annual election of directors.	☐	☐	☐
	Nominees: Class I (01) Alan W. Myers Class II (02) H. C. Stuart Cochran Class III (03) Lee S. Baker, (04) O. R. Barham, Jr., (05) P. William Moore, Jr., (06) Joe J. Thompson, (07) Keith L. Wampler INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.				3.	Approval, in an advisory (non-binding) vote, of the executive compensation disclosed in the proxy statement.	☐	☐	☐
					4.	Approval of the ratification of the appointment of Grant Thornton LLP as the independent registered public accountants for the year 2010.	☐	☐	☐
5.

Transaction of such other business as may properly come before the annual meeting of shareholders or any adjournment thereof. The Board of Directors presently knows of no other business to be presented at the annual meeting of shareholders.

The Board of Directors recommends a vote “FOR” proposals 1, 2, 3, and 4.

						Mark here if you plan to attend the meeting			☐
						Mark here for address change and note change			☐

	Please be sure to date and sign this proxy card in the box below.	Date
	Sign above Co-holder (if any) sign above					Note: Please sign your name(s) exactly as shown imprinted hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. This proxy, if properly executed and delivered, will revoke all previous proxies.

x	IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW								y

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

                                         ¿                                                                                                                      ¿

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:

1.   By mail; or

2.   By telephone (using a touch-tone phone); or

3.   By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned this proxy. Please note telephone and Internet votes must be cast prior to 3:00 a.m. Eastern Time, April 27, 2010. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone	Vote by Internet
Call toll-free on a touch-tone phone anytime prior to	anytime prior to
3:00 a.m. Eastern Time, April 27, 2010:	3:00 a.m. Eastern Time, April 27, 2010 go to https://www.proxyvotenow.com/stel
1-866-358-4697

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

ON-LINE PROXY MATERIALS:	http://www.StellarOne.com (Investor Relations/SEC Filings & Other Documents)

Your vote is important!